TRANSAMERICA SERIES TRUST

                          TRANSAMERICA MUNDER NET50 VP
              TRANSAMERICA AMERICAN CENTURY LARGE COMPANY VALUE VP
                   TRANSAMERICA T. ROWE PRICE EQUITY INCOME VP

                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

Effective as of the close of business on April 30, 2010, Transamerica Munder Net50 VP was reorganized into Transamerica Diversified Equity VP (formerly Transamerica Templeton Global VP); and Transamerica American Century Large Company Value VP and Transamerica T. Rowe Price Equity Income VP were reorganized into Transamerica BlackRock Large Cap Value VP.

Section 270.30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered investment management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of the Funds solicited a vote by the shareholders for the following item:

At a special meeting of shareholders held on APRIL 23, 2010, the results of Proposal 1 were as follows:

PROPOSAL 1: TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, PROVIDING FOR
(I) THE ACQUISITION OF ALL THE ASSETS OF TRANSAMERICA MUNDER NET50 VP, IN EXCHANGE FOR SHARES OF TRANSAMERICA TEMPLETON GLOBAL VP TO BE DISTRIBUTED TO THE SHAREHOLDERS OF TRANSAMERICA MUNDER NET50 VP AND THE ASSUMPTION OF ALL OF THE LIABILITIES OF TRANSAMERICA MUNDER NET50 VP BY TRANSAMERICA TEMPLETON GLOBAL VP, AND (II) THE SUBSEQUENT LIQUIDATION OF TRANSAMERICA MUNDER NET50 VP:

                                 ABSTENTIONS/BROKER
     FOR            AGAINST           NON-VOTES
--------------   -------------   ------------------
$80,232,688.07   $3,450,036.80      $1,487,497.66

At a special meeting of shareholders held on APRIL 23, 2010, the results of Proposal 2 were as follows:

PROPOSAL 2: TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, PROVIDING FOR
(I) THE ACQUISITION OF ALL THE ASSETS OF TRANSAMERICA AMERICAN CENTURY LARGE COMPANY VALUE VP, IN EXCHANGE FOR SHARES OF TRANSAMERICA BLACKROCK LARGE CAP VALUE VP TO BE DISTRIBUTED TO THE SHAREHOLDERS OF TRANSAMERICA AMERICAN CENTURY LARGE COMPANY VALUE VP AND THE ASSUMPTION OF ALL OF THE LIABILITIES OF TRANSAMERICA AMERICAN CENTURY LARGE COMPANY VALUE VP BY TRANSAMERICA BLACKROCK LARGE CAP VALUE VP, AND (II) THE SUBSEQUENT LIQUIDATION OF TRANSAMERICA AMERICAN CENTURY LARGE COMPANY VALUE VP:

                                  ABSTENTIONS/BROKER
      FOR           AGAINST           NON-VOTES
---------------   -------------   ------------------
$408,651,976.50   $1,006,408.92      $1,300,108.02

At a special meeting of shareholders held on APRIL 23, 2010, the results of Proposal 3 were as follows:

PROPOSAL 3: TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION, PROVIDING FOR
(I) THE ACQUISITION OF ALL THE ASSETS OF TRANSAMERICA T. ROWE PRICE EQUITY INCOME VP, IN EXCHANGE FOR SHARES OF TRANSAMERICA BLACKROCK LARGE CAP VALUE VP TO BE DISTRIBUTED TO THE SHAREHOLDERS OF TRANSAMERICA T. ROWE PRICE EQUITY INCOME VP AND THE ASSUMPTION OF ALL OF THE LIABILITIES OF TRANSAMERICA T. ROWE PRICE EQUITY INCOME VP BY TRANSAMERICA BLACKROCK LARGE CAP VALUE VP, AND (II) THE SUBSEQUENT LIQUIDATION OF TRANSAMERICA T. ROWE PRICE EQUITY INCOME VP:

                                   ABSTENTIONS/BROKER
      FOR             AGAINST           NON-VOTES
---------------   --------------   ------------------
$260,405,959.12   $11,335,042.96     $20,180,073.95